Exhibit 10.44

SUMMARY OF COMPENSATION ARRANGEMENTS

WITH NON-EMPLOYEE DIRECTORS

(Effective as of December 31, 2012)

The following summarizes the compensation and benefits received by the non-employee Directors of CryoLife as of December 31, 2012. It is intended to be a summary of compensation arrangements, and in no way is intended to provide any additional rights to any non-employee Director.

Annual Retainer and Committee Chair Fees

Each of the non-employee Directors of the Board of Directors of CryoLife receives an annual cash retainer of $40,000. Each committee chair also receives a fee in addition to the annual cash retainer in the amounts shown in the following table. The committee chair does not receive this fee if the committee chair also serves as the Presiding Director.

Annual Fees For Committee Chairs
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$7,500
Regulatory Affairs and Quality Assurance Policy Committee	$7,500

The Presiding Director receives an additional annual cash retainer of $25,000. CryoLife pays all cash retainers on a monthly basis.

Restricted Stock Grants

Non-employee Directors of CryoLife are eligible for equity grants, which are generally made in May of each year. The annual equity portion of non-employee Director compensation for fiscal 2012 was paid in the form of a grant of 10,000 shares of restricted stock. These shares were issued following the annual meeting of stockholders and vest on the first anniversary of issuance. The size and terms of the annual equity grant are subject to annual reevaluation by the Compensation Committee. If a Director ceases to serve as a Director as a result of his death or disability or because he has fully served his term but is not standing for re-election, then his award will immediately become fully vested on the date he ceases to be a Director. If a Director ceases to serve as a Director for any other reason, he will forfeit any unvested portion of the award.